Exhibit 99.1

Press Release	6714 Pointe Inverness Way, Suite 200
April 15, 2004	Fort Wayne, IN 46804-7932
260.459.3553 Phone
260.969.3590 Fax
www.steeldynamics.com

Steel Dynamics Announces Strong First Quarter Results

FORT WAYNE, INDIANA, April 14, 2004– Steel Dynamics, Inc. (NASDAQ: STLD) today announced first quarter earnings of $32.0 million, or $.58 per diluted share, 103 percent higher than earnings of $15.8 million in the first quarter of 2003. Net sales for the first quarter of 2004 increased 63 percent to $384 million, compared to $236 million in the first quarter of 2003 and increased 38 percent as compared to $279 million recorded in the fourth quarter of 2003.

Improved pricing and increased shipments resulted in the quarter’s higher net sales and earnings. Shipping volume grew as a result of near-record shipments by the Flat Roll Division, record shipments by the Structural and Rail Division, and increasing shipments from the new Bar Products Division. First quarter consolidated shipments totaled 799,000 tons, 23 percent higher than the first quarter of 2003, and 3 percent higher than the fourth quarter. Flat Roll Division shipments were 570,000 tons, structural shipments were 198,000 tons, and bar shipments were 19,000 tons.

“The first quarter was a terrific quarter for Steel Dynamics,” said Keith Busse, president and chief executive officer. “The investments we have made in new production facilities over the past several years have begun to pay off. The Structural and Rail Division is performing very well, generating very solid earnings, and we expect the Bar Products Division to achieve profitability before year-end. Our Flat Roll Division continues to generate exceptionally strong profits. During the quarter, our new paint line at Butler and the galvanizing line at Jeffersonville ran well, both making strong contributions. Our wholly owned subsidiary, New Millennium Building Systems, was also profitable. Its stronger shipping volume and its continued market penetration serve as a positive indicator of improving non-residential construction activity.

“As has been widely reported, steel scrap costs and steel selling values increased significantly in the first quarter. A surcharge mechanism permitted us to recover most of the higher cost of the scrap that we purchased as a raw material during the quarter. In addition, base prices for steel increased substantially during the quarter. As scrap costs fall from their historical highs, the surcharge will continue to decline and may eventually disappear. We believe that, if scrap prices return to more normalized levels and steel market dynamics are permitted to determine price levels, our margins should improve in this rather strong market environment.”

In the first quarter, SDI’s average selling price from Steel Operations was $474 per ton which was $117 per ton higher than the first quarter of 2003 and $121 per ton higher than the fourth quarter of 2003. First quarter scrap costs increased approximately $93 per ton, compared to the first quarter of 2003, and increased approximately $65 per ton from the fourth quarter of 2003.

Revamping of the Pittsboro, Indiana, bar products mill is proceeding as planned, while production of large-diameter SBQ bars that began in December continues on a regular basis. Installation of a new eight-stand rolling mill has begun and the production of small merchant shapes should begin about mid-June. Meanwhile, marketing efforts at Bar Products are proving successful, with several potentially large customers expressing strong interest in both SBQ and merchant shape products.

Progress is also being made at Iron Dynamics which has continued production of hot-briquetted iron in the first quarter, and is now in the start-up phase for the submerged-arc furnace which converts HBI into liquid pig iron. The HBI produced by Iron Dynamics is also currently being used as a substitute for scrap and pig iron in the Butler melt shop.

“Following higher than anticipated steel demand in the first quarter,” Busse concluded, “we are continuing to see very strong bookings for the second quarter and believe that, as the year progresses, steel demand will remain solid as the economy continues to recover. As a result, Steel Dynamics should see continued profit growth throughout the rest of the year, as our shipping volume continues to increase and price levels remain favorable. Although steel selling values may moderate somewhat as resource costs decline from these extraordinarily high levels, we believe market forces will permit us to maintain or increase our margins in the coming three quarters, with the possibility of achieving full-year earnings well in excess of our previous best.”

Conference Call and Webcast

On Thursday, April 15, 2004 at 11:00 am Eastern, Steel Dynamics will host a conference call in which Steel Dynamics’ management will discuss first quarter, 2004 results. You are invited to listen to the live audio broadcast of the conference call over the Internet, accessible from Steel Dynamics’ Web site:

www.steeldynamics.com

Dial-in information is available on our Web site. No telephone replay will be available. An audio replay of the Webcast will be available on the SDI Web site.

Annual Meeting

Our 2004 Annual Meeting will be held at 10:00 am EDT (9:00 am Central) at the Grand Wayne Center in Fort Wayne, Indiana. The meeting will be broadcast live over the Internet, accessible from our Web site. Notice of the meeting and the proxy statement are available in the Investor Relations area of our Web site.

Contact:	Fred Warner, Investor Relations Manager, (260) 969-3564 or fax (260) 969-3590
f.warner@steeldynamics.com

Forward Looking Statements

This press release contains some predictive statements about future events, including statements related to conditions in the steel marketplace, Steel Dynamics’ revenue growth, costs of raw materials, future profitability, the timing of construction and operation of new or existing facilities, and the extent and timing of introduction and customer acceptance of new products. These statements are intended to be made as “forward-looking,” subject to many risks and uncertainties, within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. Such predictive statements are not guarantees of future performance, and actual results could differ materially from our current expectations.

We refer you to SDI’s detailed explanation of the many factors and risks that may cause such predictive statements to turn out differently, as set forth in our most recent Annual Report on Form 10-K and in other reports which we from time to time file with the Securities and Exchange Commission, available publicly on the SEC Web site, www.sec.gov, and on the Steel Dynamics Web site, www.steeldynamics.com.

Steel Dynamics, Inc.
 CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)

	Quarter Ended
	March 31,

	2004	2003

	(unaudited)

Net sales	$384,145	$235,504

Cost of goods sold	302,555	185,969
Selling, general and administrative expenses	23,050	14,975

Operating income	58,540	34,560
Interest expense	9,504	9,166
Other (income) expense, net	(2,103)	149

Income before income taxes	51,139	25,245
Income taxes	19,177	9,467

Net income	$31,962	$15,778

Basic earnings per share:

Net income	$.65	$.33

Weighted average common shares outstanding	48,947	47,601

Diluted earnings per share:

Net income and effect of assumed conversions	$.58	$.33

Weighted average common shares
and share equivalents outstanding	56,212	47,786

Steel Dynamics, Inc.
UNAUDITED SUPPLEMENTAL OPERATING INFORMATION

	Quarter Ended
	March 31,

	2004	2003

Shipments (tons)
Steel Operations*	787,478	641,401
Other Operations**	92,888	44,365
Intercompany	(81,738)	(37,652)

Consolidated	798,628	648,114

Steel Operations* production (tons)	809,975	685,432

Average consolidated selling price per ton (dollars)	$481	$363
Operating profit per ton shipped*** (dollars)	81	54

Start-up costs (thousands of dollars)	$5,140	$486

*	Steel Operations include the company’s Flat Roll Division, Structural and Rail Division and Bar Products Division.

**	Other Operations include New Millennium Building Systems, Paragon Steel Trading and Iron Dynamics.

***	Operating profit per ton shipped represents operating income before start-up costs and minority interest adjustments divided by consolidated shipments.

Steel Dynamics, Inc.
CONSOLIDATED BALANCE SHEETS
(in thousands)

	March 31,	December 31,
	2004	2003

	(unaudited)
Assets

Current assets:
Cash and equivalents	$58,294	$65,430
Accounts receivable	164,596	126,023
Inventories	235,989	184,496
Deferred income taxes	13,224	23,217
Other current assets	15,839	8,769

Total current assets	487,942	407,935
Property, plant and equipment, net	1,007,068	1,001,116
Restricted cash	4,211	2,636
Other assets	35,565	36,752

Total assets	$1,534,786	$1,448,439

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$128,589	$79,326
Accrued interest	8,247	11,312
Accrued expenses	45,466	46,678
Current portion of long-term debt	16,077	15,988

Total current liabilities	198,379	153,304
Long-term debt, including unamortized bond premium of $8,413 and
$8,834 at March 31, 2004 and December 31, 2003, respectively	587,777	591,586

Deferred income taxes	117,378	115,703
Minority interest	1,262	613
Commitments & contingencies
Stockholders’ equity:
Common stock	515	509
Treasury stock, at cost	(28,908)	(28,670)
Additional paid-in capital	372,408	362,328
Retained earnings	289,216	257,254
Other accumulated comprehensive loss	(3,241)	(4,188)

Total stockholders’ equity	629,990	587,233

Total liabilities and stockholders’ equity	$1,534,786	$1,448,439

Steel Dynamics, Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Quarter Ended
	March 31,

	2004	2003

	(unaudited)
Operating activities:
Net income	$31,962	$15,778

Adjustments to reconcile net income to net cash
provided by operating activities:

Depreciation and amortization	18,779	16,276
Deferred income taxes	11,668	5,244
Minority interest	649	(651)
Changes in certain assets and liabilities:
Accounts receivable	(38,573)	(3,466)
Inventories	(51,493)	(14,480)
Accounts payable	49,263	16,130
Other working capital	(11,590)	(10,164)

Net cash provided by operating activities	10,665	24,667

Investing activities:
Purchase of property, plant and equipment	(23,905)	(37,435)
Other investing activities	–	(8,291)

Net cash used in investing activities	(23,905)	(45,726)

Financing activities:
Issuance of long-term debt	29,939	21,712
Repayment of long-term debt	(33,659)	(21,418)
Issuance of common stock (net of expenses) and proceeds
and tax benefits from exercise of stock options	10,086	1,007
Treasury stock purchase	(238)	(176)
Debt issuance costs	(24)	(1,043)

Net cash provided by financing activities	6,104	82

Decrease in cash and equivalents	(7,136)	(20,977)
Cash and equivalents at beginning of period	65,430	24,218

Cash and equivalents at end of period	$58,294	$3,241